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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                          LANCASTER COLONY CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

                  Ohio                                   13-1955943
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(State or Incorporation or Organization)    (I.R.S. Employer Identification No.)

                   37 West Broad Street, Columbus, Ohio 43215
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                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
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                                (Title of Class)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

                                                    Name of each exchange
         Title of each class                       On which each class is
         To be so registered                          To be registered
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   Preferred Stock Purchase Rights             Nasdaq National Market System
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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On February 23, 2000, the Board of Directors of Lancaster Colony Corporation (the "Company") declared a dividend distribution of one right (a "Right") on April 20, 2000 for each Common Share without par value (the "Common Shares") of the Company to shareholders of record of the Common Shares issued and outstanding at the close of business on April 20, 2000. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a Class A Participating Preferred Share (the "Preferred Shares") at a purchase price of $185 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms and the description of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Huntington National Bank, as rights agent, dated as of April 20, 2000.

         Initially the Rights will be attached to all Common Share certificates representing shares then outstanding and no separate Rights Certificates will be distributed. The Rights will separate from the Common Shares upon the earlier of
(i) ten calendar days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Shares (the "Share Acquisition Date") or (ii) ten business days (or such later date as the Board of Directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding Common Shares (the earlier of (i) and (ii) being referred to herein as the "Distribution Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates issued after April 20, 2000 will contain a notation incorporating the Rights Agreement by reference, (iii) the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates and (iv) the surrender of any certificate for Common Shares will also constitute the surrender of the Rights associated with such shares of Common Shares.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 20, 2010 (the "Expiration Date") unless earlier redeemed by the Company as described below.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and thereafter the separate Rights Certificates alone will represent the Rights.

         The events described in this paragraph and the following paragraph are referred to herein as the "Triggering Events." In the event that an Acquiring Person becomes the beneficial owner of 15% or more of the then outstanding Common Shares, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, cash, property or other securities of the Company), having a then fair market value equal to two times the Exercise Price of the Right. The "Exercise Price" is the Purchase Price times the number of Common Shares associated with each Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         Following the Share Acquisition Date, in the event that the identified Acquiring Person controls the Board of Directors of the Company and (i) the Company is acquired in a merger or business combination transaction in which the Company is not the surviving corporation; (ii) the Company is the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding Common Shares are changed or exchanged for stock or other securities of any other person or cash or any other property; or (iii) more than 50% of the combined assets or earning power of the Company is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of the Company as specified in the Rights Agreement), each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, common shares of the acquiring company having a then fair market value equal to two times the Exercise Price of the Right.

         The Purchase Price payable, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are

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granted certain rights or warrants to subscribe for Preferred Shares or securities convertible into Preferred Shares at less than the current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Shares) or subscription rights or warrants (other than those referred to in (ii) above).

         With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractions of a Preferred share are required to be issued (other than fractions which are integral multiples of one one-hundredth of a Share of Preferred Shares) and, in lieu thereof, the Company may make an adjustment in cash based on the market price of the Preferred Shares on the last trading prior to the date of exercise.

         At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Company's Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Company's Common Shares or other consideration as set forth above or in the event that the Rights are redeemed.

         Other than those provisions relating to the Redemption Price, the Final Expiration Date and the number of one one-hundredths of a Preferred Share, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

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ITEM 2.  EXHIBITS.

        Exhibit No.                              Description
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             1                                   Form of Rights Agreement, dated
                                                 as of April 20, 2000, between
                                                 Lancaster Colony Corporation
                                                 and The Huntington National
                                                 Bank, as Rights Agent, which
                                                 includes as Exhibit B thereto
                                                 the Form of Rights Certificate


                                    SIGNATURE

         Pursuant to be requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                     LANCASTER COLONY CORPORATION


Date:  April 20, 2000                By: /s/John B. Gerlach, Jr.
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                                     Name: John B. Gerlach, Jr.
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                                     Title: President & Chief Executive Officer
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                                  EXHIBIT INDEX

        Exhibit No.                              Description
        -----------                              -----------

             1 Form of Rights Agreement, dated as of April 20, 2000, between Lancaster Colony Corporation and The Huntington National
                                                 Bank, as Rights Agent, which
                                                 includes as Exhibit B thereto
                                                 the Form of Rights Certificate

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